Exhibit 23.1
















                          Independent Auditors' Consent



We consent to incorporation by reference in the registration statements (Nos. 33-70478 and 333-62245) on Form S-8 and (Nos. 333-12893 and 333-47621) on Form
S-3 of Prime Medical Services, Inc. of our report dated February 14, 2003, relating to the consolidated balance sheets of Prime Medical Services, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the December 31, 2002, Annual Report on Form 10-K of Prime Medical Services, Inc. Our report refers to a change in the method of accounting for goodwill and other intangible assets during 2002.


/s/:KPMG LLP
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Austin, Texas
March 12, 2003